Exhibit 10.1

                                AMENDMENT TO THE
                              PHARMION CORPORATION
                            2000 STOCK INCENTIVE PLAN
           (As Amended and Restated effective as of December 6, 2006)

     WHEREAS, Pharmion Corporation (the "Company") maintains the Pharmion Corporation 2000 Stock Incentive Plan (Amended and Restated effective as of December 6, 2006) (the "Plan");

     WHEREAS, the Board of Directors of the Company (the "Board") has the authority to amend the Plan at any time pursuant to Section 14 thereof; and

     WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan.

     NOW, THEREFORE, pursuant to the authority reserved to the Board, the Plan shall be amended, effective immediately, as follows:

1. By inserting immediately following Section 1(h) of the Plan the following subsection:

     (hA) "Comparable Employment" means, with respect to a Holder, a position with the Company (or its successor) on and following the consummation of any corporate transaction described in clause A, B or C of Section 12 which
     (i) does not result in a material reduction in scope, or material change in content, of such Holder's duties and responsibilities, (ii) provides such Holder with compensation and employee benefits (other than equity compensation) that are comparable in the aggregate to the greater of (x) those provided by the parent company of the Company (or its successor) to similarly situated employees of such parent company and (y) those provided by the Company to such Holder immediately prior to the consummation of such corporate transaction, and (iii) does not require such Holder to relocate his principal business location beyond fifty (50) miles from his principal business location immediately prior to the consummation of such corporate transaction.

2. By inserting the following proviso immediately prior to the period at the end of the first sentence of Section 7(c) of the Plan:

     ; provided further, however, that notwithstanding anything herein to the contrary, upon a termination of a Holder's employment by the Company without Cause or by the Holder as a result of the failure of the Company (or its successor) to provide such Holder with Comparable Employment, in either case during the twelve (12) month_period commencing on the date of the consummation of any corporate transaction described in clause A, B or C of Section 12 in which such Option is assumed or continued, (i) the vesting of all Awards held by such Holder will be accelerated in full so that all Options held by such Holder will be immediately exercisable for fully vested stock, and any other Awards held by such Holder will be fully vested as of the date of such termination, and (ii) each of such Holder's Options will remain exercisable until the earlier of (x) the three (3) month anniversary of the date of termination of employment and (y) the end of the

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     Option Period with respect to each such Option; provided further, however, that in the event the Holder is party to an employment agreement with the Company that provides for acceleration of Options upon a termination of employment, the terms of such employment agreement shall control

                                      * * *

     Except as otherwise specifically set forth herein, all terms and provisions of the Plan shall continue in full force and effect.